Exhibit 99.1

August 5, 2015

Sabre Corporation Announces Pricing of Sale of Common Stock by Existing Shareholders

SOUTHLAKE, Texas, August 5, 2015 — Sabre Corporation (“Sabre” or the “Company”) (Nasdaq: SABR) today announced the pricing of the previously announced public offering of 19,000,000 shares of common stock by existing stockholders affiliated with TPG Global, LLC and Silver Lake Management Company II, L.L.C. (the “Selling Stockholders”) at a price to the public of $26.85 per share. All of the shares are being sold on a pro rata basis by the Selling Stockholders in accordance with their current interests, and the Selling Stockholders will receive all of the net proceeds from this offering. No shares are being sold by the Company.

Goldman, Sachs & Co. is acting as the sole underwriter for the offering.

A registration statement on Form S-3 (including a prospectus) relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and is effective. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and accompanying prospectus supplement related to this offering, when available, may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by calling 1-866-471-2526, facsimile: 1-212-902-9316 or by e-mail at prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Sabre Corporation

Sabre Corporation is a leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than $110 billion of estimated travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release regarding Sabre that are not historical or current facts are forward-looking statements. Such forward-looking statements convey Sabre’s current expectations or forecasts of future events. Forward-looking statements regarding Sabre involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the Sabre’s annual report on Form 10-K, quarterly report on Form 10-Q for the period ended June 30, 2015, registration statement on Form S-3, and the documents incorporated by reference therein, including those described in the Sabre’s annual report under the headings “Risk Factors” and “Forward-Looking Statements” and in the registration statement under the headings “Risk Factors” and “Cautionary Note Regarding Forward-looking Statements.” Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.

Contacts:

Media

Daniel Duarte

214-236-9473

daniel.duarte@sabre.com

Investors

Barry Sievert

682-605-0214

barry.sievert@sabre.com